Exhibit 10.2

+ Certain personally identifiable information has been redacted pursuant to Item 601(a)(6) of Regulation S-K.
Date: 12/20/2025

Adolphus “Bill” Andrews
Email: ***

Bill,

I am pleased to offer you employment with Bridger Aerospace Group Holdings, Inc. (the “Company”) in the position of Chief Operating Officer in our Belgrade, Montana office with a tentative start date of February 16, 2026 (the “Start Date”). You will report directly to the Company’s Chief Executive Officer Sam Davis, and your job responsibilities will encompass those tasks that the Company may assign.

Base Salary. Your annual base salary will be $400,000. Your salary will be payable in accordance with the regular payroll practices of the Company and subject to adjustment from time to time by the Board or the Compensation Committee of the Board (the “Compensation Committee”) at its discretion.

Short Term Incentive (STI). You will be eligible for a discretionary cash bonus, with an initial target bonus opportunity of 40% of your annual base salary, in the amount of $160,000 (on a pro rata basis) that is in line with Company standards and based on, but not limited to, a combination of both Company and personal performance.

Long Term Incentive (LTI). You will also be eligible to participate in the Company’s stock incentive plan. The Company is pleased to offer you a grant of Restricted Stock Units (RSU) in the amount of one (1.25x) times your annual base salary equal to $500,000 in shares. These RSUs will be subject to the terms and conditions of the 2023 Omnibus Incentive Plan (the “Plan”) and the Restricted Stock Unit Award Agreement (the “Agreement”). Subject to the terms of the Plan and the Agreement, the RSUs will vest in equal annual portions over a 3-year period, provided that the vesting of your RSU grant is contingent upon your continued employment at the Company, and a portion of this RSU grant may be subject to forfeiture.

Inducement Equity Grant. As part of your employment offer with Bridger Aerospace, you will be granted a one-time equity award with a grant date fair value of $500,000 (the “Inducement Grant”). The Inducement Grant will be made in the form of restricted stock units (“RSUs”). The RSUs will be granted on or as soon as reasonably practicable following your start date. The RSUs will vest over a one-year period, with 50% vesting on your start date and the remaining 50% vesting on the one-year anniversary, in each case subject to your continued employment with the Company through each vesting date.

All vesting is subject to continued employment and will cease upon termination, except as otherwise provided under the terms of the award agreement or any applicable severance or change-in-control arrangement.

Relocation Assistance. To support your transition to the Bozeman, Montana area, Bridger Aerospace will provide a relocation package designed to ensure a smooth and timely move. The Company will reimburse reasonable and customary relocation expenses up to $90,000, including travel to the area, household goods shipment, and other pre-approved moving costs.

Relocation expenses will be reimbursed upon submission of proper documentation in accordance with Company policy.

You agree to relocate to the Bozeman area within 8 months of your start date or another mutually agreed-upon timeframe.

Temporary Housing & Vehicle Support. Bridger Aerospace will provide company-funded temporary housing and a temporary vehicle for a period of up to 8 months from your Start Date. Housing and vehicle arrangements will be coordinated through Bridger, and all costs associated with these temporary accommodations will be covered directly by the company. This support will conclude at the earlier of (i) eight months from your Start Date or (ii) the date you secure permanent housing and transportation.

Reimbursements, the value of temporary housing, vehicle use, or related allowances provided by the company will be treated consistent with applicable tax laws, and any taxable amounts will be included in your regular payroll subject to required withholdings.

Participation in Employee Benefit Plans. You will be eligible to participate in the Company’s other benefits including group health, vision and dental insurance as well as the Company’s 401k program. Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. You will receive 20 days of paid vacation per calendar year earned ratably at 1.67 days per month, and you will receive 7 sick days.

Employment Agreement. Within 30 days of your Start Date, Bridger Aerospace will provide you with a formal Employment Agreement. This agreement will outline the full terms and conditions of your employment, and other key provisions. It will also include detailed terms governing (i) termination by the Company without Cause, (ii) your resignation for Good Reason, and (iii) termination in connection with a Change in Control, including any associated severance benefits. The Employment Agreement will supersede any conflicting terms in this offer letter and will govern the ongoing employment relationship between you and Bridger.

This offer of employment and the Start Date are contingent upon on (i) obtaining legal status for employment in the US; (ii) signing the Company employee handbook and other internal policies and (iii) successful completion of criminal and driving background checks.
Bill, we are excited about having you join our team and look forward to working with you to continue the development of our Company.

Best Regards,

/s/ Sam Davis________________
Sam Davis
Chief Executive Officer

I accept employment with Bridger Aerospace Group Holdings, Inc. on the terms described.

/s/ Adolphus Andrews_________
Adolphus Andrews